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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF LEE B. ESSNER]

                                       , 1999

Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012

  Re: Registration Statement on Form S-3

Ladies and Gentlemen:

  Reference is made to the registration statement on Form S-3 (the "Registration Statement") being filed by Mattel, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), securities of the Company to be issued or reserved for issuance in connection with (i) the exchange by holders of Exchangeable Non-Voting Shares of Softkey Software Products Inc. (the "Exchangeable Shares") into shares of common stock, $1.00 par value per share, of the Company (the "Common Stock"), and (ii) the conversion by holders of 5 1/2% Senior Convertible Notes due 2000 of the Company (the "Notes") into shares of Common Stock. The securities covered by the Registration Statement are (i) up to 10,734,400 shares of the Common Stock issuable in connection with the exchange of the Exchangeable Shares or conversion of the Notes and (ii) the preference share purchase rights of the Company (the "Rights") issuable together with such shares of Common Stock. The shares of Common Stock covered by the Registration Statement are sometimes referred to herein as the "Shares."

  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

  Based on and subject to the foregoing and subject further to the assumptions set forth below, I am of the opinion that (i) when the Shares have been issued in the manner contemplated by the Registration Statement such Shares will be validly issued, fully paid, and non-assessable and (ii) when the Rights issuable together with the Shares have been issued in accordance with the Rights Agreement dated February 7, 1992 between the Company and the First National Bank of Boston, as Rights Agent (the "Rights Agreement"), such Rights will be validly issued and will be binding obligations of the Company entitled to the benefits of the Rights Agreement.

  I express no opinion other than on the laws of the State of California and General Corporation Law of the State of Delaware (including applicable case law).
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  I consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          Lee B. Essner
                                          Assistant General Counsel
                                           and Assistant Secretary